                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

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                        Diamond Multimedia Systems, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Diamond Multimedia Systems, Inc. Letterhead]

September 15, 1999

To:  Certain Shareholders of Diamond Multimedia

Dear Shareholder:

As you know, Diamond Multimedia has entered into a merger agreement with S3 Corporation, a designer and marketer of graphics/video silicon chips for desktop and notebook computers. We believe that this merger will be beneficial because it couples certain S3 strengths and capabilities with those of your company, Diamond Multimedia, to make a stronger competitor in our target markets.

The reason that we are personally writing to you is that we understand that you cast your shares as a NO vote on the issue of Diamond's proposed merger with S3 Corporation. We ask that you reconsider your vote and rather cast it in the affirmative.

We believe that Diamond has several exciting product technologies and market opportunities, as well as the channels, e-commerce platforms and brands to get our products to consumers and system builders worldwide. But exploiting this opportunity will take more extensive resources than those Diamond Multimedia itself can bring to bear. Moreover, without proprietary silicon, the large graphics/video portion of Diamond's current business will likely continue to be volatile and subject to intense price competition from "me-too" products using identical architectures.

Importantly, S3 has its own graphics and video chip family and a related design and operations capability. S3's "back-end" graphics/video technology expertise fits Diamond's "front-end" graphics/video customer linkages. And S3, with its existing cash balances and its interest in a leading silicon foundry in Taiwan, which interest is currently valued at approximately $600 million, can provide the future cash resources needed to grow Diamond's early-mover market positions in home networking, Internet music and certain Internet appliances. We believe that we may also be able to use S3's silicon expertise to give Diamond a proprietary edge in selected product areas outside graphics.

Consequently, the board of directors and management team of Diamond Multimedia encourage you to change your vote and vote your proxy in favor of the proposed merger with S3 Corporation. We would be pleased to discuss this with you, and we encourage you to call either of us with any questions.

Sincerely,

/s/ William J. Schroeder                      /s/ Kenneth F. Potashner
William J. Schroeder                          Kenneth F. Potashner
President & Chief Executive Officer           President & Chief Executive Officer
Diamond Multimedia Systems, Inc.              S3 Corporation
Ph #408-325-7309                              Ph #408-588-8002

Attachment (1)

                                   ATTACHMENT



To:       Certain Shareholders of Diamond Multimedia



Subject:  CHANGING YOUR PROXY VOTE


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If you have already cast your proxy vote for the upcoming Diamond Multimedia Special Meeting of Stockholders, scheduled for Monday, September 20, 1999, and you want to change your vote, instructions are as follows:

You must contact your bank or brokerage firm and have them overnight to your attention a new proxy card. Once you have received your new proxy card, you can then vote by telephone at 1-800-454-8683 or via the Internet at www.proxyvote.com


Thank you.